EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Employee Stock Purchase Plan, as amended and 2009 Equity Incentive Plan of Omnicell, Inc. of our reports dated February 20, 2009, with respect to the consolidated financial statements and schedule of Omnicell, Inc., and the effectiveness of internal control over financial reporting of Omnicell, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
May 28, 2009